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NEWS RELEASE                                                     (WILLIAMS LOGO)



NYSE: WMB                                              Leading Energy SOLUTIONS.

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DATE:      April 14, 2003


    WILLIAMS REACHES $1.045 BILLION AGREEMENT TO SELL TEXAS GAS TRANSMISSION

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its Texas Gas Transmission Corporation to Loews Pipeline Holding Corp., a unit of Loews Corporation (NYSE:LTR), for $1.045 billion, which includes $795 million in cash to be paid to Williams and $250 million in debt that will remain at Texas Gas. The sale is expected to close within 60 days, subject to standard closing conditions and completion of Hart-Scott-Rodino review.

         "This agreement is another good example of Williams' ability to successfully execute our financial-strengthening strategy," said Steve Malcolm, chairman, president and chief executive officer. "We targeted Texas Gas for sale less than 60 days ago. Today, we have a solid buyer and a signed agreement that captures a good price for this good pipeline run by good people."

         Including today's announcement, Williams this year has sold or agreed to sell assets for $2.1 billion in cash. That figure includes proceeds from assets identified as part of the company's liquidity-management plan as well as two transactions in the company's energy marketing and trading portfolio.

         "The quality of our operations continues to play a key role in our ability to expediently sell assets that aren't essential to Williams' business strategy," Malcolm said. "We are quickly and carefully moving forward with our goal of creating a financially strengthened, more focused Williams."

         The 5,800-mile Texas Gas pipeline system transports natural gas from the Gulf Coast, east Texas and north Louisiana to markets in the southern United States and Midwest. The system's design capacity is 2.8 billion cubic feet per day. Under terms of the agreement, all employees will remain with Texas Gas, and it is expected that an unspecified number of other Williams employees who provide services to Texas Gas will be offered the opportunity to transition to employment with Texas Gas.

         Following the completion of the Texas Gas sale, Williams' subsidiaries will wholly own and operate approximately 14,000 miles of interstate natural gas transmission pipeline, comprised of the Transco and
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Northwest Pipeline systems. The company also has a 50-percent ownership in the
581-mile Gulfstream pipeline. Overall, Williams transports approximately 12 percent of the natural gas consumed in the United States.

         As a result of the sale agreement, Williams expects to record a pre-tax impairment charge to earnings of approximately $110 million to $120 million in the first quarter.

         Citigroup and Lehman Brothers acted as financial advisers to Williams in the sale of Texas Gas.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

ABOUT LOEWS (NYSE: LTR)

Loews Corporation, a holding company, is one of the largest diversified financial corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), Lorillard, Inc., Diamond Offshore Drilling, Inc. (NYSE: DO), Loews Hotels, and Bulova Corporation. Company information is available at www.loews.com.


CONTACT:            Brad Church
                    Williams (media relations)
                    (918) 573-3332
                    brad.church@williams.com

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944
                    travis.campbell@williams.com

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679
                    richard.george@williams.com



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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.